Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Central Virginia Bankshares, Inc.

We consent to incorporation by reference in the December 31, 1997, annual report on Form 10-KSB of Central Virginia Bankshares, Inc., of our report dated January 16, 1998, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997.



/s/ Mitchell, Wiggins & Company, LLP

Richmond, Virginia
January 16, 1998